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                                                                      EXHIBIT 11



                           CITY TELECOM (H.K.) LIMITED
                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

     This Code of Business Conduct and Ethics describes the basic principles of conduct that we share as officers and employees of City Telecom (H.K.) Limited and its subsidiaries in Hong Kong (the "Group"). This Code also applies to our directors. Violation of this Code may result in disciplinary action, varying from reprimand to dismissal. All department heads shall also in their daily supervision ensure that their subordinates understand well and comply with the standards and requirements stated in this Code.

     This Code is intended to provide a broad overview of basic ethical principles that guide our conduct. In some circumstances, we maintain more specific policies and implementation guidelines on the topics referred to in this Code, which may be amended or supplemented from time to time. Should you have any questions regarding these policies, please contact the Head of Human Resources Department.


COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     We strive to comply with all laws, rules, and regulations of the places where we do business. If you encounter any situation where you are unsure of how to act in a manner that meets this standard, or if a law, rule, or regulation is unclear, or conflicts with a provision of this Code, you should seek advice from your department head or the Head of Human Resources Department. As a member of this Group, you must always seek to act in accordance with the ethical standards described in this Code.


CONFLICTS OF INTEREST

     We conduct our business affairs in the best interest of our Group and should therefore avoid situations where our private interests interfere in any way with our Group's interests. We need to be especially sensitive to situations that have even the appearance of impropriety and promptly report them to your department head, or if appropriate, the Head of Human Resources Department. If you believe that a transaction, relationship or other circumstance creates or may create a conflict of interest, you should promptly report this concern. It is our policy that circumstances that pose a conflict of interest for our employees are prohibited unless a waiver is obtained from an appropriate department head. Consistent with the rules of the Nasdaq Stock Market, and as further described below, any waiver of this conflict of interest policy for a director or executive officer may only be made by our Board of Directors, and any such waiver must be appropriately disclosed in a report filed with the U.S. Securities and Exchange Commission (the "SEC") or other authorities as required under all applicable laws and regulations.


RECORD-KEEPING

     We require honest and accurate recording and reporting of information in order to make responsible business decisions. We document and record our business expenses accurately. Questionable expenses should be discussed with the appropriate personnel in our accounting department.

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     All of our books, records, accounts, and financial statements are maintained in reasonable detail, appropriately reflect our transactions, and conform both to applicable legal requirements and to our system of internal controls.

     We avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies in our business records and communications. We maintain our records according to our record retention policies. If you are uncertain as to whether a record should be maintained, or discarded or deleted, please consult your department head or the Head of Human Resources Department in advance of taking any actions.


PUBLIC REPORTING

     We are a public Group and as a result file reports and other documents with the SEC and the stock exchanges on which our securities trade. We issue press releases and make other public statements that include financial and other information about our business, financial condition and results of operations. We endeavor to make full, fair, accurate, timely and understandable disclosure in reports and documents we file with, or submit to, the SEC and in our press releases and public communications.

     We require cooperation and open communication with our internal and outside auditors. It is illegal to take any action to fraudulently influence, coerce, manipulate, or mislead any internal or external auditor engaged in the performance of an audit of our financial statements.

     The laws and regulations applicable to filings made with the SEC, including those applicable to accounting matters, are complex. While the ultimate responsibility for the information included in these reports rests with senior management, numerous other employees participate in the preparation of these reports or provide information included in these reports. We maintain disclosure controls and procedures to ensure that the types of information that is required to be included in the reports that we file or submit to the SEC is collected and communicated to senior management in order to permit timely disclosure of the required information.

     If you are requested to provide, review or certify information in connection with our disclosure controls and procedures, you must provide the requested information or otherwise respond in a full, accurate and timely manner. Moreover, even in the absence of a specific request, you should report any information that you believe might need to be considered for disclosure in our reports to the SEC or otherwise made public.

     If you have questions or are uncertain as to how our disclosure controls and procedures may apply in a specific circumstance, promptly contact your department head or the Head of Human Resources Department. We want and encourage you to ask questions and seek advice. Additional information regarding how to report your questions or concerns (including on a confidential, anonymous basis) is included below in this Code under the heading "Reporting Illegal or Unethical Behavior."


INSIDER TRADING

     We do not trade in Group stock on the basis of material, non-public information concerning the Group, nor do we "tip" others who may trade in Group securities.

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CORPORATE OPPORTUNITIES

     We do not personally take opportunities that are discovered as part of our employment or through the use of Group property, information or position without the prior consent of our Board of Directors. Our directors, officers, and employees are also prohibited from competing with the Group.


COMPETITION AND FAIR DEALING

     We strive to outperform our competition fairly and honestly by developing leading products based on design and performance. We do not engage in unethical or illegal business practices such as stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing disclosure of this type of information by past or present employees of other companies.


BUSINESS ENTERTAINMENT AND GIFTS

     We recognize that business entertainment and gifts are meant to create good will and sound working relationships, not to gain unfair advantage with customers or suppliers. Neither we nor our family members offer, give, or accept any gift or entertainment unless it: (a) is not a cash gift (other than nominal amount of money customarily given during festive or special occasion in accordance with local practices, laws and regulations), (b) is consistent with customary business practices, (c) is not excessive in value, (d) cannot be construed as a bribe or payoff, and (e) does not violate any laws or regulations. Any questionable gift or invitation should be discussed with your department head, or, if appropriate, the Head of Human Resources Department.


DISCRIMINATION AND HARASSMENT

     The diversity of our employees is a tremendous asset. We provide equal opportunity in all aspects of employment and will not tolerate discrimination or harassment of any kind. Derogatory comments based on racial or ethnic characteristics, unwelcome sexual advances and similar behavior are prohibited.


HEALTH AND SAFETY

     We strive to provide a safe and healthful work environment by following safety and health rules and practices and promptly reporting accidents, injuries and unsafe equipment, practices, or conditions to your department head or the Head of Human Resources Department.

     We do not permit violence or threatening behavior in our workplaces. We report to work in condition to perform our duties at our best and free from the influence of illegal drugs or alcohol. We do not tolerate the use of illegal drugs in the workplace.


CONFIDENTIALITY

     We protect confidential information. Confidential information includes proprietary information such as our trade secrets, patents, trademarks, copyrights, business, marketing plans, sales forecasts, engineering and manufacturing ideas, designs, databases, records, salary information, and unpublished financial data and reports, as well as any non-public information that might be of use to competitors or harmful to us or our customers if disclosed.

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It also includes information that suppliers and customers have entrusted to us on a confidential basis. Our personal obligation not to disclose confidential information continues even after employment ends.


PROTECTION AND PROPER USE OF GROUP ASSETS

     Carelessness and waste of Group assets have a direct impact on our profitability and should be avoided. Theft of any kind is absolutely prohibited and will be acted upon by our senior management if discovered. Any suspected incident of fraud or theft should be immediately reported to your department head or, if appropriate, the Head of Human Resources Department for investigation. We carefully safeguard our confidential information. Unauthorized use or distribution of confidential information is prohibited and could also be illegal, resulting in civil or even criminal penalties.


PAYMENTS TO GOVERNMENT PERSONNEL

     In compliance with the United States Foreign Corrupt Practices Act we do not give anything of value, directly or indirectly, to government officials or political candidates in order to obtain or retain business. We do not promise, offer, or deliver to any foreign or domestic government employee or official any gift, favor, or other gratuity that would be illegal. Our Head of Human Resources Department can provide guidance in this area. The laws or customs of other regions or countries in which we operate may be less clear. It is our policy to comply with those laws or customs; however, if a local law or custom seems to contradict the principles described in this Code, contact your department head or the Head of Human Resources Department for guidance.


WAIVERS

     Consistent with the Nasdaq rules, only our Board of Directors may waive a provision of this Code for our executive officers or directors, and any waiver must be appropriately disclosed in a report filed with the SEC or other authorities as required under all applicable laws regulations. Waivers of this Code for any other employee may be made only by an appropriate Group officer or business unit head, and then only under special circumstances.


REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

     In order to encourage reports of illegal or unethical behavior (including violations of this Code), we keep all reports confidential. We do not allow retaliation for good faith reports of possible misconduct by others. It is also our duty to fully cooperate in internal investigations of alleged misconduct.

     We must all work to ensure prompt and consistent action against unethical or illegal behavior. Oftentimes a violation of this Code will be easy to recognize and should be promptly reported to your department head or, if appropriate, the Head of Human Resources. However, in some situations it is difficult to know right from wrong. Since none of us can anticipate every situation that will arise, it is important that we have a way to approach a new or sensitive question or concern. Here are some questions that can be asked:

1. WHAT SPECIFICALLY AM I BEING ASKED TO DO? DOES IT SEEM UNETHICAL OR IMPROPER? This will focus the inquiry on the specific action in question, and the available

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     alternatives. Use judgment and common sense. If something seems unethical or improper, it probably is.

2. WHAT IS MY RESPONSIBILITY? In most situations, there is shared responsibility. Should colleagues be informed? It may help to get others involved and discuss the issue.

3. HAVE I DISCUSSED THE ISSUE WITH MY DEPARTMENT HEAD? This is the basic guidance for all situations. In many cases, a department head will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is the department head's responsibility to help solve problems.

4. SHOULD I SEEK HELP FROM GROUP MANAGEMENT? In the case which it may not be appropriate to discuss an issue with your department head, or where you would not be comfortable approaching your department head with your question, or if for some reason you do not believe that your concerns have been appropriately addressed, you should seek advice from our Head of Human Resources Department. Alternatively, we have established procedures to permit confidential, anonymous submissions of concerns regarding alleged violations of this Code, including concerns with respect to questionable accounting or auditing matters. These procedures for submitting reports confidentially and anonymously are set out on our website and available from the Human Resources Department.


CONCLUSION

     The Group's good name and reputation depend, to a very large extent, upon you taking personal responsibility for maintaining and adhering to the policies and guidelines set forth in this Code. Your business conduct on behalf of the Group must be guided by the policies and guidelines set forth in this Code.

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AVAILABILITY OF THIS CODE

     This Code will be included in the Group's annual report on Form 20-F and will be made available upon request sent to the Group's Secretary.



August 2004